Exhibit 99.1

Press Release

CECO Environmental Appoints Ramesh Nuggihalli as Chief Operating Officer

Dallas, TX. April 6, 2021—CECO Environmental Corp. (“CECO,” “CECO Environmental,” the “Company”) (NASDAQ: CECE), a global leader in providing environmental and equipment solutions to a variety of end markets, is pleased to announce that Ramesh Nuggihalli has been appointed Chief Operating Officer (COO) of the Company, effective immediately. Mr. Nuggihalli will report to Todd Gleason, the Company’s Chief Executive Officer.

Mr. Nuggihalli brings extensive experience in operational and general management across several industries, with expertise in driving profitable growth in industrial businesses and international operations. Mr. Nuggihalli most recently worked in private enterprise in the industrial automation market. Prior to his recent role, Mr. Nuggihalli was based in Singapore and served as President and Managing Director of Greater Asia for Xylem, a global water solutions company. Before Xylem, he was based in Dubai and served as Managing Director of Middle East for Pentair, a global diversified industrial company. Earlier in his career, Mr. Nuggihalli held a number of leadership positions with increasing responsibility at leading diversified industrial companies including Tyco International, Ametek, General Electric and Babcock & Wilcox.

“We are very pleased to have such an accomplished leader as Ramesh join CECO,” said Todd Gleason, Chief Executive Officer of CECO Environmental. “Ramesh’s appointment comes at a pivotal time for us as we strive to advance our growth in adjacent markets while maintaining a rigorous focus on executing and delivering superior results. Ramesh has considerable experience, including a broad and deep knowledge of our industries and international markets, making him a perfect fit to partner with me and our management team on laser-focused operational excellence and growth.”

“I am excited to join and partner with Todd and the talented leadership team to advance CECO’s strategic growth plans and deliver strong financial results,” said Mr. Nuggihalli. “I believe CECO is uniquely positioned to accelerate its position as an environmental solutions provider for diversified industries and I look forward to helping shape and execute on our strategic plans.”

As COO, Mr. Nuggihalli will drive execution of the various business lines consistent with strategic plans, including optimizing growth in adjacent markets and advancing CECO’s productivity and efficiencies. As part of his appointment, Mr. Nuggihalli will assume responsibilities for CECO’s Global Operating Businesses and their associated functions of sales, marketing and product development.

About CECO Environmental: CECO Environmental is a global leader in air quality and fluid handling serving the energy, industrial and other niche markets. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect our shared environment. In regions around the world, CECO works to improve air quality, optimize the energy value chain, and provide custom-engineered solutions for applications including oil and gas, power generation, water and wastewater, battery production, polysilicon fabrication, chemical and petrochemical processing along with a range of others. Learn more by visiting www.cecoenviro.com.

Contact:

Matthew Eckl, Chief Financial Officer (888) 990-6670 investor.relations@onececo.com